UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 23, 2008
CAPITALSOURCE INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-31753 (Commission File Number)	35-2206895 (I.R.S. Employer Identification No.)
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
(Address of principal executive offices, zip code)
Registrant’s telephone number, including area code (800) 370-9431
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events
           CapitalSource Inc. is filing this Form 8-K to update certain of its public disclosures relating to recent developments affecting the company. The information in this filing memorializes discussions that the company’s senior management has had with prospective investors in connection with the previously announced public offering of its common stock. This information supplements and, to the extent inconsistent with the information presented below, supersedes prior disclosures made in the company’s reports filed under the Securities and Exchange Act of 1934 and its registration statements and related prospectuses filed under the Securities Act of 1933, including the preliminary prospectus supplement dated June 19, 2008 to the base prospectus dated December 23, 2005.

Recent Developments

Asset Acquisition from Fremont Investment & Loan

Maintaining broad and diverse funding sources has been a key to our funding strategy since inception. We have identified deposit-based funding as a potentially attractive method of further broadening and diversifying our funding sources. To that end, on April 13, 2008, we entered into a definitive asset purchase agreement with Fremont Investment & Loan, or FIL, a California industrial bank, pursuant to which we agreed to cause a new subsidiary, CapitalSource Bank (in organization) (“CapitalSource Bank”), to assume all of FIL’s deposits (approximately $5.6 billion as of March 31, 2008) and deposit-related liabilities and to acquire 22 retail banking branches and operate them as CapitalSource Bank. Under the FIL agreement, we also will acquire certain systems and other infrastructure necessary to operate the retail branch network, cash and short-term investments (approximately $3.0 billion as of March 31, 2008) and the “A” participation interest in a pool of commercial real estate loans (which participation interest had an outstanding principal balance of approximately $2.7 billion as of March 31, 2008). The FIL agreement provides for a cash purchase price of $58 million plus an amount (such amount not to exceed $140 million) equal to 2% of assumed deposits at closing. The participation interest will be acquired at a 3% discount to its net book value. We are not acquiring FIL, any contingent liabilities or any business operations except FIL’s retail branch network. We intend to fund a majority of our commercial loans through CapitalSource Bank in the future.

We have received approval from the Federal Deposit Insurance Corporation, or FDIC, and the California Department of Financial Institutions to form CapitalSource Bank as a California-chartered industrial bank, to acquire assets and assume the liabilities from FIL as described above, to establish 22 of FIL’s branches as branches of CapitalSource Bank and to obtain federal deposit insurance for CapitalSource Bank, in each case subject to the conditions set forth in their respective regulatory approvals. These conditions include, among others, requirements that:

•	CapitalSource Bank maintain a total risk-based capital ratio of not less than 15% and an adequate allowance for loan and lease losses;

•	We and certain of our subsidiaries make capital contributions as may be necessary to maintain CapitalSource Bank’s liquidity at levels the FDIC deems appropriate, including by providing a $150 million unsecured revolving credit facility that CapitalSource Bank may draw on at any time it, or the FDIC, deems necessary; and

•	CapitalSource Bank, like many other de novo banks, not pay any dividends for its first three years of operations without prior approval of its regulators.

These approvals constitute all regulatory approvals necessary for our formation of CapitalSource Bank and the completion of the FIL transaction. In accordance with the terms of the Fremont agreement, in lieu of obtaining approval of its shareholders, on June 18, 2008, FIL’s parent company, Fremont General Corporation, filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code. The bankruptcy filing does not impact FIL’s operations pending closing of the asset acquisition. Fremont General Corporation has stated that it intends to promptly file a motion with the bankruptcy court for its approval to complete the asset acquisition; the parties expect the bankruptcy court to approve this motion. We expect the transaction to close early in the third quarter of 2008, following satisfaction of the conditions in the regulatory approvals and the remaining closing conditions in the purchase and assumption agreement. However, we cannot assure investors that the transaction will occur on this schedule or these terms or at all.

We believe the acquisition will give CapitalSource Bank access to a significant base of deposits with strong growth prospects. Acquiring retail branches and deposit-funding capability positions us to grow by diversifying and strengthening our funding platform, and giving us access to lower and more stable cost of funds with less reliance on the capital markets, allowing us to take advantage of what we believe are attractive lending opportunities now available in the market. We anticipate that forming CapitalSource Bank, acquiring branches and assuming the deposit liabilities will enhance our liquidity profile, increase our profitability and improve our capital efficiency. Our business plan approved by the regulators permits a sale of up to $2.2 billion of our existing loans to CapitalSource Bank, the proceeds from which sale we intend to use to reduce our total debt by approximately $1.5 billion.

Closing the asset acquisition and commencing the operations of CapitalSource Bank may have other strategic implications for us in light of current market conditions.

•	Dividend Policy. As previously announced, we declared a $0.60 dividend for the second quarter of 2008, payable on or about June 30 to our stockholders of record on June 16. Upon the closing of the asset acquisition from FIL, we expect to reevaluate our dividend policy and may decide to retain a majority of our earnings, consistent with dividend policies of other commercial depository institutions, to redeploy in attractive lending opportunities, subject to satisfying our minimum distribution requirements to qualify as a REIT for 2008.

•	Possible Healthcare Net Lease Transaction. With our focus on our commercial lending activities, we expect to continue to explore ways to monetize our investment in our healthcare net lease assets, including a possible initial public offering of the common shares of an entity holding these assets. In any such transaction, we anticipate retaining a majority ownership interest and being the external manager of the new entity. The information in this filing does not constitute an offer to sell or solicitation of an offer to buy any of the common shares of any entity holding our healthcare net lease business.

•	REIT Status. We intend to qualify to be taxed as a REIT for 2008, which may require us to acquire a significant amount of additional residential mortgage or other real estate assets due to the addition of the assets and operations of CapitalSource Bank to those of our existing taxable REIT subsidiaries. As we assess the impact of a depository franchise on our overall business operations, we intend to reexamine the strategic rationale for our REIT election, and we may determine not to elect to qualify as a REIT beginning in 2009 or thereafter.

Impact of Recent Market Conditions

Since June 2007, we have witnessed a significant disruption in the capital markets that has affected many financial institutions. This disruption resulted in a substantial reduction in liquidity for certain assets, greater pricing for risk and de-leveraging. The disruption also presents what we consider near-term market opportunities to take advantage of an asset origination environment with increased spreads and tighter deal structures and to selectively purchase high quality assets at attractive prices.

In our Commercial Finance segment, we have seen and continue to see negative effects from the disruption in the form of a higher cost of funds on our borrowings as measured by a spread to one-month LIBOR. We also have experienced and expect to continue to experience greater difficulty and higher cost in securing term debt for our loans. We have seen higher borrowing costs, lower advance rates and other less advantageous terms on our secured credit facilities that we have renewed in 2008.

As further described above in “Asset Acquisition from Fremont Investment & Loan,” we believe CapitalSource Bank will diversify and strengthen our funding and position us to take advantage of the attractive opportunities we perceive in the current market environment. We believe that deposit funding will lower our cost of funds and reduce our reliance on the more volatile capital markets.

It is possible the US economy as a whole may stagnate or continue to weaken. We expect that the credit performance of our portfolio will decline in light of the current difficult economic conditions that are likely to adversely affect our clients’ ability to fulfill their obligations to us. Additional deterioration of the US economy could further impair the credit performance of our portfolio.

During the three months ended March 31, 2008, we also saw decreases in the carrying value of certain of our residential mortgage investments, representing a decline of approximately 1.0% in the value of the portfolio, as the market dislocation impacted the pricing relationship between mortgage assets (including Agency MBS that we own) and low risk fixed income securities. Since mid-March 2008, conditions in the residential mortgage market have stabilized. However, to reduce our exposure to this market volatility, we have implemented an asset reduction strategy for residential mortgage investments. During the three months ended March 31, 2008, we sold Agency MBS with a face value of $591.4 million. Subsequent to March 31, 2008, we sold additional Agency MBS with a face value of $1.5 billion. These decreases in the size of our residential mortgage portfolio resulted in a recognition of a loss in adjusted earnings of approximately $20.6 million for the three months ended March 31, 2008 and to date, approximately $36.1 million subsequent to March 31, 2008. We do not anticipate further sales of Agency MBS in 2008 but may acquire additional residential mortgage or other REIT-eligible assets to continue to optimize our REIT structure during 2008.

Amendment to Unsecured Credit Facility

We currently are amending our $1.07 billion unsecured credit facility. If approved by lenders representing a majority of the outstanding commitments, the proposed amendment would:

•	provide us additional flexibility to operate our business assuming the consummation of the FIL transaction and/or the possible initial public offering of our healthcare net lease business;

•	assuming consistent BBB- ratings from Standard & Poor’s and Fitch, increase pricing on borrowings under the facility by 1.875% to 3% over LIBOR or 1.5% over the applicable base rate; and

•	amend certain existing or establish certain new financial covenants, including, without limitation, consolidated debt to consolidated shareholders equity, consolidated tangible net worth, available asset coverage ratio and consolidated EBITDA to interest expense.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 23, 2008	/s/ STEVEN A. MUSELES

Steven A. Museles
Executive Vice President, Chief
Legal Officer and Secretary